Exhibit 99.1

Pyxus International, Inc.	Tel: 919 379 4300
8001 Aerial Center Parkway	Fax: 919 379 4346
Post Office Box 2009	www.pyxus.com
Morrisville, NC 27560-2009
USA

NEWS RELEASE	Contact:	Tomas Grigera
(919) 379-4300
Pyxus International, Inc. Reports Fiscal Year 2023 Third Quarter Results
Results Evidence Progress

Morrisville, NC – February 14, 2023 – Pyxus International, Inc. (OTC Pink: PYYX) (“Pyxus,” the “Company,” "we," or "our"), a global value-added agricultural company, today announced results for its fiscal quarter ended December 31, 2022.
Highlights (comparisons are to the relevant prior-year period):
•Sales and other operating revenues increased $226.7 million, or 52.9%, to $655.6 million for the three months ended December 31, 2022.
•Operating income increased $11.4 million to $41.6 million for the three months ended December 31, 2022.
•Net loss attributable to Pyxus International, Inc. improved by $27.8 million to $2.3 million for the three months ended December 31, 2022.
•Adjusted EBITDA* increased $18.3 million, or 42.4%, to $61.3 million for the three months ended December 31, 2022.
•Cash provided by operating activities increased $129.8 million to $176.1 million for the three months ended December 31, 2022.

*Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (“Adjusted EBITDA”) is not a measure of results under generally accepted accounting principles in the United States. Adjusted EBITDA expected for fiscal 2023 is calculated in a manner consistent with Adjusted EBITDA presented for historical periods as presented in the reconciliation tables included in this press release. Because of the forward-looking nature of the estimated range of Adjusted EBITDA, it is impractical to present a quantitative reconciliation of such measure to a comparable GAAP measure, and accordingly no such GAAP measure is being presented.

Pieter Sikkel, Pyxus' President and CEO said, "We are excited to share our third quarter results. Our improved operating profit illustrates the Company’s strong global performance in spite of a dynamic and complicated crop year that was exacerbated by La Nina and inflationary pressures. Our results evidence the progress the Company made year-over-year in several ways and would not have been possible without the dedication and contributions of our employees.

"We successfully utilized our global footprint to navigate the current tobacco supply shortage and meet our buying targets overall for fiscal 2023. Combined with continuing normalization of shipping schedules in North and South America and increased volume from Asia, the Company delivered an increase of more than 50% in sales and other operating revenues year-over-year. This increase and higher utilization of the Company’s securitization programs resulted in cash flow from operations in the third quarter increasing by more than $100 million year-over-year. Some of these funds were strategically utilized to fully repay the outstanding indebtedness under the Company's ABL Credit Facility and provides the Company with increased financial flexibility as we approach the next buying cycle.

"We anticipate the third quarter to be our largest sales quarter of the fiscal year due to more normalized shipping schedules. Based on our expectations for continued improvement year-over-year, we have revised our expected fiscal 2023 sales to be between $1.85 billion and $2.00 billion and our adjusted EBITDA* expectations to be between $140 million and $155 million.

"Our strengthened performance also helps position the Company to progress against our environmental, social and governance (“ESG”) targets. We recently released our Fiscal 2022 Sustainability Report, which provides stakeholders with a comprehensive understanding of how our ESG framework and business strategy are intertwined and reaffirms our commitment to transparent reporting as we execute against our measurable ESG goals.

"As we look beyond fiscal 2023, we continue to position the Company for long-term success. In February 2023, the Company successfully completed an exchange of its existing long-term debt with varying maturity dates for new long-term debt with maturity dates in 2027. Our new capital structure addresses approaching maturity dates, provides the Company with increased financial flexibility, and relief from certain restrictive covenants. The revised capital structure reflects the Company’s progress over the past two fiscal years, and combined with continued normalization of shipping schedules, the potential for a larger crop cycle next year, and new strategic additions to our Board of Directors, we are excited about the Company’s future and our ability to grow a better world."

Performance Summary for Three Months Ended December 31, 2022
Sales and other operating revenues were $428.9 million for the three months ended December 31, 2021 and $655.6 million for the three months ended December 31, 2022, an increase of $226.7 million, or 52.9%. This increase was primarily due to a 21.9% increase in leaf volume and a 29.8% increase in average price per kilo. The increase in leaf volume was driven by increased volume from Asia, more normalized timing of shipments from South America from the current crop, and the timing of shipments from North America that were delayed from the three months ended September 30, 2022 into the three months ended December 31, 2022. The increase in average price per kilo was mainly due to higher tobacco prices.

Cost of goods and services sold were $363.7 million for the three months ended December 31, 2021 and $567.8 million for the three months ended December 31, 2022, an increase of $204.1 million, or 56.1%. This increase was mainly due to the increase in sales and other operating revenues. Average cost per kilo increased primarily due to higher tobacco prices.

Gross profit was $65.2 million for the three months ended December 31, 2021 and $87.8 million for the three months ended December 31, 2022, an increase of $22.6 million, or 34.7%. This increase was mainly due to the increase in sales and other operating revenues. Gross profit as a percent of sales went from 15.2% for the three months ended December 31, 2021 to 13.4% for the three months ended December 31, 2022. This decrease was primarily due to the impact of short-crops in certain markets in Africa and product mix in North America.

Average gross profit per kilo for product revenue was $0.55 for the three months ended December 31, 2021 and $0.64 for the three months ended December 31, 2022, an increase of $0.09 per kilo or 16.4%. This increase was primarily due to customer mix in North and South America and product mix in Africa and Asia.

Other expense, net was $0.2 million of income for the three months ended December 31, 2021 and $9.0 million of expense for the three months ended December 31, 2022, an increase of $9.2 million. This increase was primarily due to higher utilization of securitization facilities.
Operating income was $30.2 million for the three months ended December 31, 2021 and $41.6 million for the three months ended December 31, 2022, an increase of $11.4 million, or 37.7%. This increase was mainly due to higher leaf sales and other operating revenues from increased volume and average price per kilo and was partially offset by higher other expense, net, which was primarily due to higher utilization of securitization facilities.

Income tax expense was $31.8 million for the three months ended December 31, 2021 and $17.9 million for the three months ended December 31, 2022, a decrease of $13.9 million, or 43.7%. The decrease was driven by the Company utilizing a different method for estimating tax expense for the period ended December 31, 2022. Using the discrete method for the period ended December 31, 2022, the Company determined current and deferred income tax expense as if the nine-month interim period of the current fiscal year were an annual period, which resulted in the recognition of the fiscal 2023 year-to-date expense in the quarter.

Liquidity and Capital Resources
The Company’s liquidity requirements are affected by various factors including crop seasonality, foreign currency and interest rates, green tobacco prices, customer mix, crop size and quality. In line with our strategy, the increase in green tobacco prices and processing costs in South America required additional working capital that was primarily sourced from increased seasonal lines and more efficient cash management. The following table summarizes the Company’s cash and available credit:

(in millions)	December 31, 2022	December 31, 2021
Cash and cash equivalents	$216.4	$146.1
ABL Credit Facility	100.0	22.5
Foreign seasonal lines of credit	218.9	235.2
Other long-term debt	0.1	0.6
Letters of credit	4.1	3.4
Total	$539.5	$407.8
Financial Results Investor Call
The Company will hold a conference call to report financial results for the period ended December 31, 2022, on February 14, 2023 at 5:00 P.M. ET. The dial in number for the call is (646) 960-0369 or (888) 350-3452 and the conference ID is 2624736. Those seeking to listen to the call may access a live broadcast on the Pyxus International website. Please visit www.pyxus.com 15 minutes in advance to register.
For those who are unable to listen to the live event, a replay will be available for five days by dialing (647) 362-9199 or (800) 770-2030 and entering the access code 2624736. Any replay, rebroadcast, transcript, or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Pyxus International and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.
Cautionary Statement Regarding Forward-Looking Statements
Readers are cautioned that the statements contained in this report regarding expectations of our performance or other matters that may affect our business, results of operations, or financial condition are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements, which are based on current expectations of future events, may be identified by the use of words such as "strategy," "expects," "continues," "plans," "anticipates," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. These statements also may be identified by the fact that they do not relate strictly to historical or current facts. If underlying assumptions prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated, or projected. These risks and uncertainties include those discussed in our Annual Report on Form 10-K for the year ended March 31, 2022, our most recent Quarterly Report on Form 10-Q, and in our other filings with the Securities and Exchange Commission. These risks and uncertainties include: our reliance on a small number of significant customers; continued vertical integration by our customers; global shifts in sourcing customer requirements; shifts in the global supply and demand position for tobacco products; variation in our financial results due to growing conditions, customer indications and other factors; loss of confidence in us by our customers, farmers and other suppliers; migration of suppliers who have historically grown tobacco and from whom we have purchased tobacco toward growing other crops; risks related to our advancement of inputs to tobacco suppliers to be settled upon the suppliers delivering us unprocessed tobacco at the end of the growing season; risks that the tobacco we purchase directly from suppliers will not meet our customers’ quality and quantity requirements; weather and other environmental conditions that can affect the marketability of our inventory; international business risks, including unsettled political conditions, uncertainty in the enforcement of legal obligations, including the collection of accounts receivable, fraud risks, expropriation, import and export restrictions, exchange controls, inflationary economies, currency risks and risks related to the restrictions on repatriation of earnings or proceeds from liquidated assets of foreign subsidiaries; many of our operations are located in jurisdictions that pose a high risk of potential violations of the Foreign Corrupt Practices Act; impacts of international sanctions on our ability to sell or source tobacco in certain regions; exposure to foreign tax regimes in which the rules are not clear, are not consistently applied and are subject to sudden change; fluctuations in foreign currency exchange and interest rates; competition with the other primary global independent leaf tobacco merchant and independent leaf merchants; disruption, failure or security breaches of our information technology systems; continued high inflation; we have identified material weaknesses related to our internal controls in certain prior years, and there can be no assurance that material weaknesses will not be identified in the future; regulations regarding environmental matters; risks related to our capital structure, including risks related to our significant debt and our ability to continue to finance our non-U.S. local operations with uncommitted short-term operating credit lines at the local level; our ability to continue to access capital markets to obtain long-term and short-term financing; potential failure of foreign banks in which our subsidiaries maintain deposits or the failure by such banks to transfer funds or honor withdrawals; the risk that, because our ability to generate cash depends on many factors beyond our control, we may be unable to generate the significant amount of cash required to service our indebtedness; our ability to refinance our current credit facilities at the same availability or at similar interest rates; failure to achieve our stated goals, which may adversely affect our liquidity; developments with respect to our liquidity needs and sources of liquidity; the volatility and disruption of global credit markets; failure by counterparties to derivative transactions to perform their obligations; increasing scrutiny and changing expectations from governments, as well as other stakeholders such as investors and customers, with respect to our environmental, social and governance policies, including sustainability policies; inherent risk of exposure to product liability claims, regulatory action and litigation facing our e-liquids business if its products are alleged to have caused significant loss, injury, or death; certain shareholders have the ability to exercise controlling influence on various corporate matters; reductions in demand for consumer tobacco products; risks and uncertainties related to the COVID-19 pandemic and its related shipping constraints, labor shortages and supply-chain impacts; legislative and regulatory initiatives that may reduce consumption of consumer tobacco products and demand for our services and increase regulatory burdens on us or our customers; government actions that significantly affect the sourcing of tobacco, including governmental actions to identify and assess crop diversification initiatives and alternatives to leaf tobacco growing in countries whose economies depend upon tobacco production; governmental investigations into, and litigation concerning, leaf tobacco industry buying and other payment practices; and impact of potential regulations to prohibit the sale of cigarettes in the United States other than low-nicotine cigarettes.

A further list and description of these risks, uncertainties, and other factors can be found in Part I, Item 1A "Risk Factors" in the Company's Annual Report on Form 10-K for the period ended March 31, 2022, its Quarterly Report on Form 10-Q for the period ended December 31, 2022, and in its other filings with the Securities and Exchange Commission. The Company does not undertake to update any forward-looking statements that it may make from time to time except to the extent required by law.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). They include EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow, and Net Debt. Tables showing the reconciliation of historical non-GAAP financial measures are attached to the release. The range of Adjusted EBITDA anticipated for fiscal year ending March 31, 2023 is calculated in a manner consistent with the presentation of Adjusted EBITDA in the attached tables. Because of the forward-looking nature of the estimated range of Adjusted EBITDA, it is impractical to present a quantitative reconciliation of such measure to a comparable GAAP measure, and accordingly no such GAAP measure is being presented.

About Pyxus International, Inc.
Pyxus International, Inc. is a global agricultural company with 150 years of experience delivering value-added products and services to businesses and customers. Driven by a united purpose—to transform people’s lives, so that together we can grow a better world—Pyxus International, its subsidiaries and affiliates, are trusted providers of responsibly sourced, independently verified, sustainable and traceable products and ingredients. For more information, visit www.pyxus.com.

Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(in thousands, except per share data)	2022	2021	2022	2021
Sales and other operating revenues	$655,553	$428,942	$1,507,736	$1,156,433
Cost of goods and services sold	567,752	363,716	1,311,861	997,033
Gross profit	87,801	65,226	195,875	159,400
Selling, general, and administrative expenses	37,119	34,235	106,694	106,005
Other expense (income), net	9,040	(163)	9,106	1,491
Restructuring and asset impairment charges	35	560	4,380	7,652
Goodwill impairment	—	372	—	372
Operating income	41,607	30,222	75,695	43,880
Loss on deconsolidation/disposition of subsidiaries	—	7,069	648	9,525
Loss on pension settlement	—	—	2,588	—
Interest expense, net	31,361	27,503	85,649	82,820
Income (loss) before income taxes and other items	10,246	(4,350)	(13,190)	(48,465)
Income tax expense	17,887	31,809	15,810	9,242
Income from unconsolidated affiliates	5,404	6,102	10,708	5,999
Net loss	(2,237)	(30,057)	(18,292)	(51,708)
Net income (loss) income attributable to noncontrolling interests	96	43	241	(419)
Net loss attributable to Pyxus International, Inc.	$(2,333)	$(30,100)	$(18,533)	$(51,289)

Loss per share:
Basic and diluted	$(0.09)	$(1.20)	$(0.74)	$(2.05)

Weighted average number of shares outstanding:
Basic and diluted	25,000	25,000	25,000	25,000

Condensed Consolidated Balance Sheets

(in thousands)	December 31, 2022	December 31, 2021
Assets
Current assets
Cash, cash equivalents, and restricted cash	$218,385	$149,854
Trade and other receivables, net	222,327	206,722
Inventories and advances to tobacco suppliers	776,252	802,044
Recoverable income taxes	7,053	5,320
Prepaid expenses and other current assets	47,143	47,275
Total current assets	1,271,160	1,211,215
Restricted cash	—	389
Investments in unconsolidated affiliates	94,099	92,459
Goodwill and other intangible assets, net	39,732	78,144
Long-term tax assets	13,182	9,186
Other noncurrent assets	43,086	36,085
Right-of-use assets	32,842	35,417
Property, plant, and equipment, net	136,556	137,802
Total assets	$1,630,657	$1,600,697

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable to banks	$492,326	$384,230
Accounts payable	135,092	90,025
Advances from customers	30,826	63,176
Accrued expenses and other current liabilities	95,312	79,584
Income taxes payable	6,665	6,909
Operating leases payable	9,097	7,624
Current portion of long-term debt	97,282	107,687
Total current liabilities	866,600	739,235
Long-term debt	496,636	541,096
Long-term leases	23,663	27,148
Long-term tax liabilities	31,022	31,318
Pension, postretirement, and other long-term liabilities	56,990	64,030
Total liabilities	1,474,911	1,402,827
Commitments and contingencies
Stockholders’ equity
Common stock	390,290	390,290
Retained deficit	(237,346)	(187,983)
Accumulated other comprehensive loss	(477)	(10,053)
Total stockholders’ equity of Pyxus International, Inc.	152,467	192,254
Noncontrolling interests	3,279	5,616
Total stockholders’ equity	155,746	197,870
Total liabilities and stockholders’ equity	$1,630,657	$1,600,697

Segment Results

Three Months Ended December 31, 2022 and 2021
	Three Months Ended December 31,
			Change
(in thousands, except per kilo amounts)	2022	2021	$	%
Leaf:
Sales and other operating revenues	$625,129	$394,823	230,306	58.3
Tobacco costs	510,194	313,613	196,581	62.7
Transportation, storage, and other period costs	32,832	23,206	9,626	41.5
Total cost of goods sold	543,026	336,819	206,207	61.2
Product revenue gross profit	82,103	58,004	24,099	41.5
Product revenue gross profit as a percent of sales	13.1%	14.7%

Kilos sold	129,449	106,179	23,270	21.9
Average price per kilo	$4.83	$3.72	1.11	29.8
Average cost per kilo	4.19	3.17	1.02	32.2
Average gross profit per kilo	0.64	0.55	0.09	16.4

Processing and other revenues	$27,128	$31,301	(4,173)	(13.3)
Processing and other revenues costs of services sold	20,526	22,265	(1,739)	(7.8)
Processing and other gross profit	6,602	9,036	(2,434)	(26.9)
Processing and other gross profit as a percent of sales	24.3%	28.9%

All Other:
Sales and other operating revenues	$3,296	$2,818	478	17.0
Cost of goods and services sold	4,200	4,632	(432)	(9.3)
Gross loss	(904)	(1,814)	910	50.2
Gross loss as a percent of sales	(27.4)%	(64.4)%

Nine Months Ended December 31, 2022 and 2021
	Nine Months Ended December 31,
			Change
(in thousands, except per kilo amounts)	2022	2021	$	%
Leaf:
Sales and other operating revenues	$1,423,612	$1,064,280	359,332	33.8
Tobacco costs	1,164,838	858,293	306,545	35.7
Transportation, storage, and other period costs	77,823	63,467	14,356	22.6
Total cost of goods sold	1,242,661	921,760	320,901	34.8
Product revenue gross profit	180,951	142,520	38,431	27.0
Product revenue gross profit as a percent of sales	12.7%	13.4%

Kilos sold	302,915	261,585	41,330	15.8
Average price per kilo	$4.70	$4.07	0.63	15.5
Average cost per kilo	4.10	3.52	0.58	16.5
Average gross profit per kilo	0.60	0.55	0.05	9.1

Processing and other revenues	$75,212	$82,657	(7,445)	(9.0)
Processing and other revenues costs of services sold	56,073	59,223	(3,150)	(5.3)
Processing and other gross profit	19,139	23,434	(4,295)	(18.3)
Processing and other gross profit as a percent of sales	25.4%	28.4%

All Other:
Sales and other operating revenues	$8,912	$9,496	(584)	(6.1)
Cost of goods and services sold	13,127	16,050	(2,923)	(18.2)
Gross loss	(4,215)	(6,554)	2,339	35.7
Gross loss as a percent of sales	(47.3)%	(69.0)%

Reconciliation of Certain Non-GAAP Financial Measures(1) (Unaudited)

	Three Months Ended		Nine Months Ended		Fiscal Year Ended		Last Twelve Months(9)
(in thousands)	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021	March 31, 2022	March 31, 2021*	December 31, 2022	December 31, 2021
Net loss attributable to Pyxus International, Inc.	$(2,333)	$(30,100)	$(18,533)	$(51,289)	$(82,119)	$(117,649)	(49,363)	$(174,497)
Plus: Interest expense	32,053	27,818	89,805	84,376	111,043	103,340	116,472	107,999
Plus: Income tax expense	17,887	31,809	15,810	9,242	12,640	13,507	19,208	28,548
Plus: Depreciation and amortization expense	4,394	3,814	14,678	11,984	16,676	28,419	19,370	10,522
EBITDA(1)	52,001	33,341	101,760	54,313	58,240	27,617	105,687	(27,428)
Plus: Reserves for doubtful customer receivables	(139)	377	(129)	3,268	4,404	4,663	1,007	7,234
Plus: Other expense (income), net	9,040	(163)	9,106	1,491	3,349	10,154	10,964	13,842
Plus: Restructuring and asset impairment charges(2)	245	560	5,855	7,652	8,031	12,383	6,234	10,478
Plus: Goodwill impairment	—	372	—	372	32,186	1,082	31,814	1,454
Plus: Reorganization items(3)	—	—	—	—	—	(105,984)	—	—
Plus: Debt restructuring(4)	63	1,006	713	3,286	3,550	23,590	977	5,062
Plus: Pension retirement expense(5)	—	—	2,724	—	—	—	2,724	—
Plus: Development of and exit from non-leaf-tobacco businesses(6)	18	7,150	697	12,306	13,589	113,954	1,980	95,466
Plus: Other adjustments(7)	41	368	695	942	3,347	6,065	3,100	1,382
Adjusted EBITDA(1)	$61,269	$43,011	$121,421	$83,630	$126,696	$93,524	$164,487	$107,490

Total debt					$1,066,945	$925,531	$1,086,244	$1,033,013
Less: Cash and cash equivalents					198,777	92,705	216,449	146,083
Net debt(1)					$868,168	$832,826	$869,795	$886,930
Net debt /Adjusted EBITDA(1)					6.85x	8.90x	5.29x	8.25x

Adjusted EBITDA(1)					$126,696	$93,524	$164,487	$107,490
Interest expense					111,043	103,340	116,472	107,999
Interest coverage					1.14x	0.91x	1.41x	1.00x

Net cash provided (used) by operating activities	176,069	46,313	(110,599)	(184,831)	(198,765)	(226,536)	(124,533)	(203,764)
Capital expenditures	(4,505)	(3,633)	(9,931)	(12,201)	(14,827)	(24,385)	(12,557)	(17,272)
Collections on beneficial interest on securitized trade receivables(8)	46,429	72,577	122,638	155,226	189,440	168,390	156,852	199,726
Free Cash Flow(1)	$217,993	$115,257	$2,108	$(41,806)	$(24,152)	$(82,531)	$19,762	$(21,310)
Plus: Interest expense	32,053	27,818	89,805	84,376	111,043	103,340	116,472	107,999
Plus: Income tax expense	17,887	31,809	15,810	9,242	12,640	13,507	19,208	28,548
Adjusted Free Cash Flow(1)	$267,933	$174,884	$107,723	$51,812	$99,531	$34,316	$155,442	$115,237
*Combined (Non-GAAP) for the five months ended August 31, 2020 (Predecessor period) and the seven months ended March 31, 2021 (Successor period), which periods were presented separately in light of the resolution of the Chapter 11 cases (the “Chapter 11 Cases”) of the Company’s predecessor and certain of its subsidiaries commenced in June 2020. A presentation of these combined results for the twelve-month period ended March 31, 2021 is included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2022 filed with the Securities and Exchange Commission.

1.Earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), Free Cash Flow, Adjusted Free Cash Flow, and Net Debt are not measures of results of operations, cash flows from operations, or indebtedness under generally accepted accounting principles in the United States ("U.S. GAAP") and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow, and Net Debt to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported amounts. This presentation enables readers to better compare our results to similar companies that may not incur the impact of various items identified above. Management acknowledges that there are many items that impact a company's reported results or operating cash flows and these lists are not intended to present all items that may have impacted these items. EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow, Net Debt, and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA, Adjusted EBITDA, Free Cash Flow, and Adjusted Free Cash Flow as presented may not equal column or row totals due to rounding.

2.Amounts incurred during the three and nine months ended December 31, 2022 included employee separation and asset impairment charges primarily related to the restructuring of certain non-leaf agriculture operations and related inventory write-offs classified within cost of goods and services sold in the Company's condensed consolidated statements of operations.

3.Represents expenditures, gains, and losses that were realized or incurred subsequent to the commencement of the Chapter 11 Cases and as a direct result of the Chapter 11 Cases, which are reported as reorganization items in the condensed consolidated statements of operations, and are primarily composed of write-off of unamortized debt issuance costs and discount, fresh start reporting adjustments, legal, valuation, and consulting professional fees pertaining to the Chapter 11 Cases, United States trustee fees, and debtor-in-possession financing fees.

4.Legal and professional fees incurred in connection with the Chapter 11 Cases, including in preparation for the commencement of the Chapter 11 Cases, not otherwise included in "Reorganization items" and, for the three, nine, and twelve months ended December 31, 2021 and fiscal year ended March 31, 2022, also includes consulting fees incurred in connection with the implementation of process improvements required in connection with the Company's delayed-draw term loan credit facility established in the current fiscal year. Also includes legal and professional fees incurred during the three and nine months ended December 31, 2022, associated with the amendment and extension of the delayed-draw term loan.

5.During the nine months ended December 31, 2022, the Company settled benefits with vested participants in the U.S. defined benefit pension plan ("U.S. Pension Plan") that elected a lump sum payout and made a cash contribution to fully fund the U.S. Pension Plan's liabilities in preparation to purchase a group annuity contract to administer future payments to the remaining U.S. Pension Plan participants. This adjustment includes pension settlement charges incurred during the nine months ended December 31, 2022 and were classified as loss on pension settlement expense and selling, general, and administration expenses in the Company's condensed consolidated statements of operations.

6.Includes the aggregate amount of certain items related to the Company's development of and subsequent exits from its non-leaf-tobacco businesses (that is, the production and sale of legal cannabis in Canada, the production and sale of industrial hemp products, including CBD extracted from industrial hemp, and the production and sale of tobacco e-liquids) to the extent such items are included in the Company's consolidated results of operations, which includes all items separately reported for such businesses in the presentation by the Company of its adjusted EBITDA in prior periods. Such items include, to the extent reflected in consolidated results, the adjusted EBITDA of the Canadian cannabis and industrial hemp operations otherwise calculated on the same basis as Adjusted EBITDA is presented in this table, loss incurred on the deconsolidation or disposition of certain of these non leaf-tobacco businesses, as applicable, and write-offs of inventory and equipment related to certain of these businesses.

7.Includes the following items: (i) the addition of unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops (normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold), (ii) the addition of non-cash employee stock-based compensation, (iii) the addition of amortization of basis difference related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014, (iv) the subtraction of the Adjusted EBITDA of the Company's former green leaf sourcing operation in Kenya, which is calculated on the same basis as Adjusted EBITDA presented in this table (in fiscal year 2016 the Company decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program), (v) debt retirement expense, and (vi) income (included in Other (expense) income, net) from cash received in the period presented from the sale of Brazilian intrastate trade tax credits that had been generated by intrastate purchases of tobacco primarily in prior crop years. The Brazilian states of Rio Grande do Sul and Santa Catarina permit the sale or transfer of excess credits to third parties subject to approval by the related tax authorities. The Company has long-term agreements with these Brazilian state governments regarding the amounts and timing of credits that can be sold. Intrastate trade tax credits that are not able to be sold under existing agreements are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.

8.Represents cash receipts from the beneficial interest on sold receivables under the Company's accounts receivable securitization programs and were classified as investing activities in the Company's condensed consolidated statements of cash flows.

9.Items for the twelve months ended December 31, 2022 are derived by adding the items for the nine months ended December 31, 2022 as presented in the table and the fiscal year ended March 31, 2022 and subtracting the items for the nine months ended December 31, 2021. Items for the twelve months ended December 31, 2021 are derived by adding the items for the nine months ended December 31, 2021 and the combined fiscal year ended March 31, 2021 and subtracting the items for the nine months ended December 31, 2020.